EXHIBIT  3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF BANNY COSMIC INTERNATIONAL HOLDINGS, INC.

I.

The name of the Corporation shall be:

Banny Cosmic International Holdings, Inc.

II.

The total number of shares of all classes which the Corporation has authority to issue is 1,100,000,000 of which 1,000,000,000 shares shall be designated as “Common Stock” with a par value of $0.001 per share, and 100,000,000 shares shall be designated as “Preferred Stock” with a par value of $0.001 per share.

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

A. Preferred Stock.

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed as required by law with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, dividing of such shares into series or providing for a change in the number of, shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

1. The annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

2. Whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

3. The obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

4. Whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

5. Whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

6. The rights of the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

7. Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B. Series A Preferred Stock.

1. Designations and Amount. Five Million (5,000,000) shares of the Preferred Stock of the Corporation, $0.001 par value per share, shall constitute a class of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) with a face value of $0.001 per share (the “Face Amount”).

The Series A Preferred Shares shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

Section 1. Designation, Amount and Par Value.

This series of preferred stock shall be designated as this Corporation’s Series A Preferred Stock (the “Series A Stock”) and the number of shares so designated shall be up to 5,000,000 Each share of Series A Preferred Stock shall have a par value of $.001 per share and a stated value equal to $0.001.

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Section 2. Dividends.

The Holders of outstanding Series A Preferred Stock shall be entitled to receive 1,000 times the dividends per share of Series A Stock as are paid for each share of the Corporation’s common stock.

Section 3. Voting Rights.

In addition to voting as a class as to all matters that require class voting under the Nevada Revised Statutes, the holders of the Series A Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on one thousand votes per Series A Stock (1000:1) basis. The holders of the Series A Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

Section 4. Rank.

The Series A Stock shall, with respect to the rights on liquidation be entitled to receive 1,000 for 1 Share of liquidation proceeds as compared to each share of common stock, $.001 par value per share.

Section 5. Redemption.

Shares of Series A Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Section 6. Conversion.

(a) Each share of Series A Stock shall be convertible, without any payment of additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Series A Issue Date at the conversion ratio of one (1) share of Series A Stock for thousand (1000) shares of Common Stock.

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(b) The Conversion Ratio shall be subject to adjustment in accordance with the following:

i. In case the Corporation shall have at any time or from time to time after the Series A Issue Date, paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock, subdivided the outstanding shares of Common Stock, combined the outstanding shares of Common Stock into a smaller number of shares of issued by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and with respect to each such case, the Conversion Ratio shall be adjusted so that the holder of any shares of Series A Stock shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Series A Stock had been converted into Common Stock, it being the intention of the foregoing, to provide the holders of Series A Stock with the same benefits and securities as such holders would have received as holders of Common Stock if the Series A Stock had been converted into Common Stock at the Conversion Ratio on the Series A Issue Date and such holders had continued to hold such Common Stock.

ii. In case the Corporation shall at any time or from time to time after the Series A Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this section (b), then the holders of the Series A Stock shall be entitled to receive upon conversion their pro rata share of any such dividend or other distribution on an as converted basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

iii. If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation’s assets or a reorganization, reclassification or recapitalization of the capital stock, (such actions being referred to as a “Transaction), in each case, as a result of which shares of Common Stock are converted into the right to receive stock securities or other property (including cash or any combination thereof), each share of Series A Stock shall thereafter be convertible into the number of shares of stock or securities or property to which a holder of the one thousand times the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Stock would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Subsection, with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Subsection shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Stock. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series A Stock shall be converted into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive. The provisions of this paragraph shall similarly apply to successive Transactions.

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(c) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (b) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Stock against impairment.

(d) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series A Stock a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) day prior to such record date.

(e) The Corporation shall, at or prior to the time of any conversion, taken any and all action necessary to increase its authorized, but unissued Common Stock and to reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect conversion of the Series A Stock Section 7.

C. Common Stock.

Subject to all of the rights of the Shares as expressly provide herein, by law or by the Board of Directors pursuant to this Article VI, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation’s Articles of Incorporation, including, but not limited to, the following rights and privileges:

1. Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

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2. The holders of Common Stock shall have the unlimited right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

3. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

2. The execution, filing and performance of this Amended and Restated Articles of Incorporation, has been duly adopted in accordance with the Nevada Revised Statutes and the Bylaws and Articles of Incorporation of the Corporation.

III.

The governing board of the Corporation shall be styled as a “Board of Directors”, and any member of said Board shall be styled as a “Director.”

The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

IV.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

V.

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify un-der said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockhold-ers or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

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VI.

The Board of Directors of the Corporation may, from time to time, and at its discretion, cause the Corporation to purchase its own shares and such shares may be reissued by the Corporation.

VII.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or here-after prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

VIII.

The Board of directors is hereby authorized to make Non-Material changes to these Articles of Incorporation and to take any and all actions without shareholder approval, which are allowed by the General Corporation Law of the state of Nevada. “Non-Material” for the purpose of this paragraph shall be construed to mean a change that does not affect the rights or benefits of the shareholders.

/s/Liu Wenxin
Liu Wenxin
Chief Executive Officer

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